Exhibit 10.9
J.P. MORGAN CHASE & CO.
STOCK OPTION PLAN
Effective January 18, 2001
Purposes.
The purposes of the J. P. Morgan Chase & Co. Stock Option Plan (the “Plan”) are to encourage key employees of the Company to acquire a proprietary and vested interest in the growth and performance of the Company, to retain their services, and to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders.
The purposes of the Plan are to be achieved through grants of stock options to be awarded to Employees of the Company.
Article 1. Definitions.
For purposes of the Plan, the following terms shall have the meanings set forth below:
1.1 “Award” shall mean a stock option or stock appreciation right granted pursuant to the Plan.
1.2 “Board” shall mean the Board of Directors of the Corporation; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to such committee by the Board shall be considered an action of the Board for purposes of this Plan.
1.3 “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.
1.4 “Committee” shall mean the Compensation and Management Development Committee of the Board or any subcommittee thereof or any other Committee of the Board or subcommittee thereof performing substantially similar duties.
1.5 “Common Stock” shall mean the common stock of the Corporation, $1 par value.
6.	“Company” shall mean the Corporation and its Subsidiaries.
1.7 “Corporation” shall mean J. P. Morgan Chase & Co., and, except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all its assets or otherwise.

1.8 “Employee” shall mean any employee of the Company who is receiving compensation for services rendered to the Company as an employee. By way of clarification, individuals who are not classified as employees of the Company for purposes of the Company’s human resources information and payroll systems on the actual date of an Award, including, without limitation, individuals employed by temporary help firms or other staffing firms or who are treated as independent contractors by the Company (whether or not deemed to be common law employees or leased employees), are not “Employees.” In addition, in the event that any individual is re-classified as an employee for any purpose by any action of any third party or as a result of any lawsuit, action or administrative proceeding, such individual shall not be deemed an “Employee” under the Plan.
1.9 “Executive Officer” shall mean an Employee who is subject to the requirements of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934.
1.10 “Fair Market Value” shall mean, for each share of Common Stock, the average of high and low sale prices of the Common Stock as reported on the New York Stock Exchange (the “NYSE”) composite tape on the applicable date, or, if there are no such sale prices of Common Stock reported on the NYSE composite tape on such date, then the average price of the Common Stock on the last previous day on which high and low sale prices are reported on the NYSE composite tape; provided that notwithstanding the foregoing, the Committee can select such other method of establishing “Fair Market Value” as it deems reasonable and appropriate.
1.11 “Participant” shall mean an Employee who is selected by the Committee or its designatee to receive an Award under the Plan; provided that no Award may be made to any Employee who is an Executive Officer on the date of grant.
1.12 “Subsidiary” shall mean any corporation which at the time qualifies as a subsidiary of the Corporation under the definition of “subsidiary corporation” in Section 424(f) of the Code, as amended from time to time.
13.	“Total Disability” shall mean a physical or mental incapacity, which would entitle the individual to benefits under the long term disability program sponsored by a Subsidiary employing such individual; provided that if an individual has not elected coverage under the applicable program, the Committee shall determine, utilizing the criteria of such program, whether the individual has incurred a Total Disability.
Article 2. Shares Subject to the Plan.
2.1 Shares of Common Stock which may be issued under the Plan may be authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held in Treasury. Subject to adjustment as provided in Article 10, the number of shares of Common Stock that may be granted under the Plan shall be the number specified by the Committee from time to time.

Article 3. Award Dates; Eligibility.
1.	Awards may be made on such dates as the Committee specifies.
3.2 The Committee shall designate the Employees eligible for an Award hereunder and number of options awarded each such individual who shall be a Participant following delivery of the Award agreement; provided that, the Committee may designate that the Director Human Resources or other officers of the Corporation shall determine the Employee who are to be recipients of Awards and the number of options to be awarded hereunder; provided that the Committee or its designatee may specify different levels of Awards for different Employees; provided, further, that no Executive Officer shall receive an Award under this Plan.
Article 4. Administration.
4.1 The Committee shall administer the Plan. The Committee may operate through subcommittees established by it, consisting of not fewer than two members of the Committee. The Committee may delegate any or all of its responsibilities and authorities hereunder to one or more officers or employees of the Company. The Director Human Resources of the Corporation shall be deemed to have been delegated all of the Committee’s responsibilities and authorities hereunder until such time, if any, as the Committee shall determine to withdraw such delegation.
4.2 The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry the Plan or any such Award into effect. The determinations of the Committee or its designatee in the administration of the Plan, as described herein, shall be final and conclusive.
4.3 The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable laws of the United States of America.
Article 5. Stock Options.
5.1 Any stock options granted under the Plan shall be in such form as the Committee may from time to time approve and shall be subject to the terms and conditions provided herein and such additional terms and conditions, as the Committee shall deem desirable. In particular, the Committee may establish performance criteria that relate to the exercise of any award.
5.2 Stock options (other than incentive stock options) may be granted to any Participant. The Committee shall establish the option price at the time each stock option is granted, which price in the case of a nonqualified stock option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.
5.3 Stock options under an Award may not be exercisable later than 10 years after their date of grant. The option price of each share of Common Stock as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment may be made at the sole discretion of the Committee, pursuant to and in accordance with criteria and guidelines established by the Committee as the same may be modified from time to time, (i) in cash, (ii) by tender of shares of Common Stock already owned by the Participant, valued at Fair Market Value as of the date of exercise, (iii) if authorized by the Committee, by withholding pursuant to the election of the Participant from those shares that would otherwise be obtained upon exercise of the option a number of shares having a Fair Market Value equal to the option price, (iv) if authorized by the Committee, by delivery of a properly executed exercise notice together with irrevocable instructions to a securities broker (or, in the case of pledges, lender) approved by the Committee (or telephonic instructions to the Company, having the same effect) to, (a) sell shares of Common Stock subject to the option and to deliver promptly to the Corporation a portion of the proceeds of such sale transaction on behalf of the exercising Participant to pay the option price, or (b) pledge shares of Common Stock subject to the option to a margin account maintained with a broker or lender, as security for a loan, and such broker or lender, pursuant to irrevocable instructions, delivers to the Corporation the loan proceeds, at the time of exercise to pay the option price, or (v) by any combination of (i), (ii), (iii) or (iv) above.
Article 6. Award Agreements.
6.1 Each Award under the Plan shall be evidenced by an agreement (which agreement need not be executed by the option holder) setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award.
Article 7. Withholding.
7.1 The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion the Participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld. Without limiting the foregoing, the Committee may, in its discretion and subject to such conditions as it shall impose, permit share withholding to be done at the Participant’s election.
Article 8. Nontransferability.
8.1 No Award shall be assignable or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, except as otherwise set forth in the Award agreement; provided that with respect to Awards, the Committee may, in its sole discretion, permit certain Participants to transfer Awards to such individuals or entities as the Committee may specify.
Article 9. No Right to Employment or Continued Participation in Plan.
9.1 No person shall have any claim or right to the grant of an Award prior to the date that an Award agreement is delivered to such person and the satisfaction of the appropriate formalities specified in the Award agreement, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or to be eligible for any subsequent Awards. Further, the Company expressly reserves the right to dismiss at any time a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.
Article 10. Adjustment of and Changes in Common Stock.
10.1 In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, adjustments (including the number of shares and the exercise price) to outstanding Awards.
Article 11. Amendment.
11.1 The Board or the Committee may amend, suspend or terminate the Plan or any portion hereof at any time.
Article 12. Unfunded Status of Plan.
1.	The Plan is intended to constitute an “unfunded” plan for long-term incentive compensation. Nothing herein shall be construed to give any Participant any rights that are greater than those of a general unsecured creditor of the Corporation.
Article 13. Non-United States Locations.
13.1 Notwithstanding anything to the contrary in the Plan, the Plan as applied to Employees located outside the United States and all Awards granted to such Employees shall be subject to applicable laws, rules, regulations, orders and requirements from time to time in effect in such jurisdictions, including those that may limit, restrict or prevent such Awards or the exercise of any Award. The Corporation shall have no obligation to take any action required to comply with any such laws, rules, regulations, orders or requirements in order to grant any Award to, or to make any stock option exercisable by, any Employee. Notwithstanding anything herein to the contrary, the Committee, in its discretion, may issue stock appreciation rights in lieu of options to Employees located outside the United States when, in the opinion of the Committee, the grant of an option would be in violation of local law or be administratively burdensome.
Article 14. Effective Date.
14.1 This Plan shall be effective on January 18, 2001.